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                                                                    EXHIBIT 99.1


NEWS RELEASE                                           [BAKER HUGHES LOGO]

Contacts:                                              Baker Hughes Incorporated
Gary R. Flaharty (713) 439-8039                                    P.O. Box 4740
gary.flaharty@bakerhughes.com                          Houston, Texas 77210-4740
Kyle J. Leak (713) 439-8042
kyle.leak@bakerhughes.com

BAKER HUGHES AND SCHLUMBERGER SIGN DEFINITIVE
AGREEMENT FOR CREATION OF WESTERN GECO


HOUSTON, Texas September 7, 2000. Baker Hughes Incorporated (BHI - NYSE, PCX,
EBS) announced today the signing of a definitive agreement with Schlumberger Limited that would create a seismic venture to be called Western GECO. The transaction is expected to be completed before the end of the year and is subject to regulatory approvals.

Under the terms of the definitive agreement, which was approved by the Baker Hughes and Schlumberger Boards of Directors, the two companies would create a venture that would own the seismic acquisition assets, data processing assets, and multi-client seismic libraries and other assets of Western Geophysical and GECO-Prakla. Upon formation of the venture, Baker Hughes would receive from Schlumberger approximately $500 million in cash. The transaction would also allow Baker Hughes to make certain working capital and asset reductions valued at approximately $100 million. Baker Hughes and Schlumberger would respectively own 30% and 70% of the venture, which would operate under the name Western GECO.

Baker Hughes and Schlumberger have made filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and are responding to requests for additional information from the Department of Justice. In addition, Baker Hughes and Schlumberger intend to make additional filings with regulatory authorities in certain European and other countries.

www.bakerhughes.com
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FORWARD LOOKING STATEMENTS


This news release and any oral statements made in connection with this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "intend," "would," "projected", "expected", and similar expressions, are intended to identify forward-looking statements.

Baker Hughes' expectations regarding the impact on its estimated working capital reductions, are only its forecasts regarding this matter. Changes in working capital at Western Geophysical during the period prior to completion of the transaction, could affect Baker Hughes' estimates of its net working capital reduction resulting from the transaction.

Baker Hughes is a leading supplier of reservoir-centered products, services and systems to the worldwide oil and gas industry.

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                       NOT INTENDED FOR BENEFICIAL HOLDERS

www.bakerhughes.com